Exhibit 99.1

For Immediate Release

OAKMONT ACQUISITION CORP. SIGNS DEFINITIVE

AGREEMENT TO MERGE WITH BROOKE CREDIT CORP.

BLOOMFIELD HILLS, MI – February 8, 2007– Oakmont Acquisition Corp. (OTC Bulletin Board: OMAC.OB) announced today that it has entered into a definitive agreement to merge with Brooke Credit Corp., a specialty finance company headquartered in Overland Park, Kansas that lends primarily to independent insurance agencies, captive insurance agencies, managing general agencies and funeral home owners. Brooke Credit is a subsidiary of Brooke Corporation (NASDAQ: BXXX).

Oakmont will pay approximately $105 million in Oakmont shares at closing, plus up to an additional $30 million in Oakmont shares should Brooke Credit achieve certain financial goals in 2007 and 2008. Prior to the merger, Oakmont expects to reincorporate in Kansas.

Brooke Credit’s financing structure allows entrepreneurs and service companies to capitalize on opportunities by financing businesses which are typically comprised of intangible assets. Brooke Credit has developed a methodology to mitigate the risk of these loans through a proprietary collateral preservation program. Since 2001 Brooke Credit has generated over $800 million in loans and has a current loan portfolio balance of approximately $483 million. In 2003 Brooke Credit pioneered an industry first securitization loan program of insurance agency loans, which to-date has resulted in six securitizations and approximately $188 million in asset-backed securities issued. For the fiscal years ending 2003, 2004 and 2005, Brooke Credit generated net income of $2.1 million, $2.2 million and $6.1 million respectively.

Robert J. Skandalaris, Oakmont’s Chairman and Chief Executive Officer, stated, “We are very excited about this opportunity. Through our relationships within the financial and investment banking industry we were presented with this transaction which we determined was a tremendous opportunity for our shareholders. The management team at Brooke Credit is exceptional and they have, in a very short period of time, created the industry leader in specialty finance. We look forward to a very productive future with this management team.”

Michael Lowry, Brooke Credit’s Chief Executive Officer, added, “We are excited about the opportunities that this new relationship with Oakmont will bring to Brooke Credit’s business. During 2006, Brooke Credit achieved a significant milestone by growing its loan portfolio to $483.3 million, representing an annualized growth rate during 2006 of approximately 74%. We are excited about the opportunities that this new relationship with Oakmont will bring to help Brooke Credit continue this success.”

The acquisition is subject to customary closing conditions. In addition, the closing is conditioned on the holders of a majority of the common stock of Oakmont voting in favor of the transaction and fewer than 20% of the Oakmont common shares held by the public being converted to cash under certain conversion rights contained in the Oakmont charter. The transaction is anticipated to close during spring of 2007.

Oakmont, a Delaware corporation, is a “blank check” company formed in April 2005 to identify and acquire an operating business having operations in the United States. Oakmont raised approximately $48 million in its initial public offering in July 2005 and has no operating business or full-time employees.

Oakmont and Brooke Credit, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies for the special meeting of Oakmont stockholders to be held to approve the acquisition. Information regarding the direct and indirect interests of Oakmont’s directors and executive officers is available in Oakmont’s Annual Report on Form 10-K/A for its fiscal year ended December 31, 2005, which was filed with the Securities and Exchange Commission on April 4, 2006.

Stockholders of Oakmont are advised to read, when available, Oakmont’s preliminary proxy statement and definitive proxy statement in connection with Oakmont’s solicitation of proxies for the special meeting because these statements will contain important information, including information regarding the interests of Oakmont’s directors and executive officers. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the merger. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, by directing a request to: Oakmont Acquisition Corp., 33 Bloomfield Hills Parkway, Suite 240. Bloomfield Hills, MI 48304. The preliminary proxy statement and definitive proxy statement, once available, can also be obtained, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov).

SAFE HARBOR STATEMENT

Certain statements made by Oakmont Acquisition Corp. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this document, the words “anticipates,” “,may,” “can,” “believes,” “expects,” “projects,” “intends,” and similar expressions and any other statements that are not historical facts, in each case as they relate to Oakmont and the acquired business, the management of either such company or the transaction are intended to identify those assertions as forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations and are subject to numerous risks and uncertainties. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. There are various factors that could cause actual results to differ materially from those in any such forward-looking statements. Some, but not all of the risks, include our ability to successfully integrate the acquired business; the risk that we may not realize the expected benefits of the acquired business, satisfaction of closing conditions to the transaction, and industry conditions, including competition, as well as other factors, uncertainties, challenges, and risks detailed in Oakmont Acquisition Corp.’s public filings with the Securities and Exchange Commission. Oakmont Acquisition Corp. does not intend or undertake any obligation to update any forward-looking statements.

For Additional Information Contact:

Michael Azar

Oakmont Acquisition, Corp.

248.220.2001